UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2018

First Choice Bancorp

(Exact name of registrant as specified in its charter)

California	001-38476	82-2711227
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17785 Center Court Drive, N Suite 750 Cerritos, California	90703
(Address of principal executive offices)	(Zip Code)

(562) 345-9092

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by Check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging Growth Company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 13, 2018, First Choice Bancorp (the “Company”) announced that Lynn M. Hopkins was appointed as Executive Vice President and Chief Financial Officer of the Company and First Choice Bank, the Company’s wholly owned subsidiary (the “Bank”). Ms. Hopkins succeeds Ms. Yvonne Chen, who will now serve as the Company’s Executive Vice President of Finance, overseeing financial planning and analysis.

Ms. Hopkins joins the Company most recently from Commercial Bank of California, an $800 million private commercial bank, where she served as Executive Vice President & Chief Financial Officer. From 2002 to 2017, Ms. Hopkins served as Executive Vice President of PacWest Bancorp and Pacific Western Bank, the subsidiary bank of PacWest Bancorp, in a number of finance and corporate governance leadership roles. Ms. Hopkins served as Chief Accounting Officer of PacWest from 2014 to 2017, as Chief Financial Officer of Pacific Western Bank from 2002 to 2014, as Corporate Secretary from 2009 to 2014, and as a Director of the Pacific Western Bank from 2002 to 2006. During her time at PacWest, the company grew from $1 billion in assets to more than $20 billion in assets, partially driven by more than 25 acquisitions. Earlier in her career, Ms. Hopkins held senior finance positions at California Community Bancshares and Western Bancorp. She began her career as a CPA with KPMG in Los Angeles and London. Ms. Hopkins holds a B.A. in Economics/Business from the University of California, Los Angeles.

Ms. Hopkins has entered into an employment agreement with the Company and the Bank which provides for an annual salary of $310,000, with a term of two years. Ms. Hopkins’ target bonus is 50% of her base annual salary. Ms. Hopkins shall also receive a restricted stock award of 10,000 shares, which will vest in equal amounts over five (5) years from the date of grant and shall be governed by the Company’s 2013 Omnibus Stock Incentive Plan and award agreement. In the event Ms. Hopkins’ employment is terminated by the Company without cause, she will be entitled to receive an amount equal to her annual salary, the amount of her annual target bonus plus COBRA coverage for 12 months. If a change of control of the Company occurs during the term of the agreement, and if Ms. Hopkins’ employment with the Bank is materially adversely altered or Ms. Hopkins is not retained by the Bank or the surviving bank or company, she will be entitled to receive a severance payment in the amount of 12 months of her then currently monthly salary plus COBRA coverage for 12 months.

The foregoing description of the employment agreement for Ms. Hopkins is qualified in its entirety by the text of the employment agreement, attached hereto as Exhibit 10.1.

Item 7.01	Regulation FD Disclosure.

On September 13, 2018, the Company issued a press release regarding the changes in the Company’s Executive Vice President and Chief Financial Officer, and the Bank’s Executive Vice President and Chief Financial Officer, which is furnished herewith as Exhibit 99.1.

The information furnished pursuant to this Item and the related exhibit shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement effective September 13, 2018 between First Choice Bancorp, First Choice Bank and Lynn M. Hopkins

99.1	Press Release of First Choice Bancorp dated September 13, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Choice Bancorp

Date: September 13, 2018	By:	/s/ Robert M. Franko
	Name:	Robert M. Franko
	Title:	President & Chief Executive Officer